Exhibit 99.1

Bond Labs Announces 245% Revenue Growth for 2009

Year Highlighted by Launch of Industry Leading Resurrection™ Anti-Hangover Beverage

Press Release Source: Bond Laboratories, Inc. On Tuesday April 6, 2010, 9:45 am EDT

OMAHA, Neb.--(BUSINESS WIRE)--Bond Laboratories, Inc. (OTCBB: BNLB), an innovative manufacturer of functional beverages and nutritional products, is pleased to report its financial results for the fourth quarter and twelve months ended December 31, 2009.

Total revenue for fiscal year 2009 increased to $8,734,000, compared to $2,530,000 for the fiscal year ended December 31, 2008. Sales for the quarter ended December 31, 2009 were $1,773,000, as compared to $1,031,000 for continuing operations during the same period in the prior year.

"Q4 is the most significant number," commented Bond CEO, John Wilson. "We acquired NDS Nutrition at the end of Q3 2008, so on an apples to apples comparison we increased sales by more than 71% during Q4 2009."

“Bond is really hitting its stride with both operating divisions delivering excellent growth,” noted Bond Chairman and Founder, Scott Landow. “Our Fusion Premium Beverages division got the industry’s attention introducing the category killer product, Resurrection™, Bond’s new hangover prevention drink. With the strategic advantage of being 'first to market' in a new category, Scott Slocum and his team were able to sign on over 50 major distributors to carry the product in the first 90 days, gaining access to over 20,000 bars, convenience stores, liquor stores and gas stations in 14 states."

"At NDS, John Wilson's team was able to increase annual revenue by 23%, exceptional on its own, but outstanding when you consider that during the first year after the completion of an acquisition, anything above breakeven on a year over year comparison is considered strong," continued Mr. Landow.

“We continue to aggressively develop our markets and distribution, and feel confident that 2010 will be another outstanding year for Bond," concluded Mr. Landow.

About Bond

Bond Laboratories is a manufacturer of innovative functional beverages and nutritional products. The Company produces and markets products through its NDS Nutrition and Fusion Premium Beverages divisions. NDS nutritional supplements are among the most popular products sold in GNC and other retail stores. Fusion Premium Beverages manufactures functional beverages including Bond’s highly successful anti-hangover drink Resurrection™. Bond is headquartered in Omaha, Nebraska and maintains it primary sales operations in Dallas, TX. For more information on the Company please visit our website at http://www.bond-labs.com.

Safe Harbor

Statements about the Company's future expectations and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.

The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact:

Investor Information:
Surety Financial Group, LLC
Warren Rothouse or Bruce Weinstein
410-833-0078